Exhibit 3.2

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED CHARTER

OF

MID-AMERICA APARTMENT COMMUNITIES, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Charter:

1.	The name of the Corporation is Mid-America Apartment Communities, Inc.

2.	The first sentence of Article 6 shall be deleted in its entirety and replaced with the following:

The total number of shares of stock which the Corporation has authority to issue is one hundred forty-five million (145,000,000) shares of Common Stock, $.01 par value per share, and twenty million (20,000,000) shares of Preferred Stock, $.01 par value per share.

3.	The Articles of Amendment require shareholder approval. The Articles of Amendment were duly approved and adopted by the Board of Directors on August 12, 2016 and by the shareholders of the Corporation on November 10, 2016.

4.	The Articles of Amendment shall be effective upon filing with the Tennessee Secretary of State.

[The next page is the signature page.]

IN WITNESS WHEREOF, MID-AMERICA APARTMENT COMMUNITIES, INC. has caused this amendment to the Charter to be signed in its name and on its behalf by its Chief Financial Officer on this the 10th day of November, 2016.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ Albert M. Campbell III

Name:	Albert M. Campbell III

Title:	Chief Financial Officer